EXHIBIT 11

          BALLARD MEDICAL PRODUCTS

          COMPUTATION OF INCOME PER COMMON SHARE AND
          COMMON EQUIVALENT SHARE FOR THE THREE YEARS
          IN THE PERIOD ENDED SEPTEMBER 30, 1996

                       Cumulative    Period     Average         Net    Income
                           Shares      Out-      Shares       Income      Per
                                   Standing                             Share


         Primary
         income
         per
         share:

         1996      10,444,159,640       365  28,614,136  $25,603,039   $0.895

         1995      10,163,100,515       365  27,844,111   20,942,616   $0.752

         1994       9,990,612,100       365  27,371,540   16,594,198    0.606

         Fully
         diluted
         income
         per
         share:

         1996      10,573,632,075       365  28,968,855  $25,603,039   $0.844

         1995      10,344,080,290       365  28,339,946   20,942,616    0.739

         1994      10,023,886,230       365  27,462,702   16,594,198    0.604